FOURTH AMENDMENT
dated as of May 1, 2012 to the
SERVICE AGREEMENT dated as of November 28, 2007 among
VAN ECK SECURITIES CORPORATION PRINCIPAL LIFE INSURANCE COMPANY
PRINCIPAL NATIONAL LIFE INSURANCE COMPANY
and
PRINCOR FINANCIAL SERVICES CORPORATION
(the "Agreement")

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Fourth Amendment (this "Fourth Amendment") retroactively to the effective date of May 1, 2009.

Accordingly, in consideration of the mutual covenants herein contained, the parties hereby amend the Agreement as follows:

I.     Amendment of the Agreement

Exhibit A is hereby deleted in its entirety and replaced with the Exhibit A attached hereto. II.

Amendment of the Agreement

Section 3 of the Agreement is amended as follows:

3.    In consideration for the services to be provided by Company to the Contract owners pursuant to this Agreement, the Distributor will calculate and pay, or cause one of its affiliates to pay, and Company will be entitled to receive from the Distributor a fee at an annualized rate as stated in Exhibit A of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing by the total number of calendar days during the period.

Ill. Miscellaneous

(a)
Restatement. Except for any amendment to the Agreement made pursuant to this Fourth Amendment, all terms and conditions of the Agreement, as previously amended, will continue in full force and effect in accordance with its provisions on the date of this Fourth Amendment.

(b)	Counterparts. This Fourth Amendment may be executed and delivered in counterparts (including by facsimile or electronic transmission), each of which will be deemed an original.

Van Eck Securities Corporation

By: /s/Bruce J. Smith
Name: Bruce J. Smith
Title: VP and CFO
Date: January 15, 2013

Principal Life Insurance Company

By: /s/Sara Wiener
Name: Sara Wiener
Title: Director, Product Management
Date:

Principal National Life Insurance Company

By: /s/Sara Wiener
Name: Sara Wiener
Title: Director- Product Management
Date:

Princor Financial Services Corporation

By: /s/Mike Beer
Name:
Title: President
Date: 1/8/2013

EXHIBIT A
TO SERVICE AGREEMENT

Name of Fund-Class	Service Fee (revenue sharing)	12b-1 Fee
Van Eck VIP Global Hard Assets Fund-Initial Class	25 bp	none
Van Eck VIP Global Hard Assets Fund-Class S	15 bp	25 bp